EXHIBIT 10.3

To:    Peter Gammel

From:    Kari Durham

Date:    November 18, 2019

Re:    Amendment to International Assignment Agreement (Japan)

As we have discussed, we would like to amend the international assignment agreement (“Original Agreement”), dated as of September 13, 2017, by and between you and Skyworks Solutions, Inc. (“Skyworks”), in connection with the completion of your international assignment, which is intended to occur on or about November 19, 2019.

The prior terms of the Original Agreement shall continue to apply unless otherwise stated in this Amendment. This offer is subject to your acceptance of the terms and conditions outlined in this Amendment.

Repatriation

At the completion of your assignment, Skyworks will provide the following benefits, and reimburse you for the following expenses, as applicable:

Benefit/Expense:	Benefit Provided or Maximum Expense Reimbursed (in USD):
Personal tax preparation services by Ernst & Young LLP for calendar years 2019 and 2020	Benefit provided
Shipment of personal goods from the host country to the home country (not to exceed 400 cubic feet or 2,600 lbs.)	Benefit provided
Up to 30 days of storage for the aforementioned personal goods in either the host country or the home country	Benefit provided
Flight from host country to home country	Benefit provided
Cost to break apartment lease (or, alternatively, the cost of one month’s notice to vacate) in host country	Benefit provided
Miscellaneous expense allowance to cover cleaning, closing accounts, furniture/appliance disposal, etc.	$1,000

All reimbursements and in-kind benefits provided in accordance with this section entitled “Repatriation” shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred as a result of your repatriation on or about November 19, 2019, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

For the avoidance of doubt, this section of the Amendment entitled “Repatriation” shall supersede the section of the Original Agreement entitled “Repatriation,” and the benefits provided pursuant to this section of the Amendment shall not be conditioned on your continuing employment by Skyworks.

Acknowledgement & Acceptance

Please acknowledge your understanding and acceptance of this offer by signing and dating this Amendment and returning it to me.

/s/ Peter Gammel______________11/19/2019
Peter Gammel            Date

/s/ Liam Griffin_______________11/19/2019
Liam Griffin            Date

/s/ Kari Durham_______________11/19/2019
Kari Durham            Date